UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2008

SYNTROLEUM CORPORATION
 (Exact name of registrant as specified in its charter)

Delaware	0-21911	73-1565725
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4322 South 49th West Avenue Tulsa, Oklahoma	74107
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (918) 592-7900

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On March 3, 2008 Syntroleum Corporation received $5,765,894.32 from African Energy Equity Resources Limited (“AEER”) representing full payment of their debt obligation which arose from the Share Sale and Purchase Agreement between Syntroleum International, Syntroleum, AEER, And Energy Equity Resources (Norway) Limited (“EERNL”) dated January 19, 2007 for the sale of Syntroleum International’s Nigerian business. After the purchase of a portion of the debt by African Equity Partners (“AEP”), AEER and EERNL continued to owe Syntroleum International $5,171,802 plus interest from May 9, 2007 on the amount owed and any legal expenses resulting from the breach by AEER and EERNL of the Share Sale and Purchase Agreement.

Syntroleum Corporation has agreed to immediately withdraw all winding up proceedings against AEER and EERNL

Item 3.01. Notice of De-listing or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 28, 2008, Syntroleum Corporation (Company) received a letter from the Listing Qualifications Staff of The NASDAQ Stock Market (“Staff”) indicating that, based upon the Company’s non-compliance with the $50 million market value of listed securities requirement set forth in NASDAQ Marketplace Rule 4450(b)(1)(A), the Company’s common stock is subject to delisting from The NASDAQ Global Market unless the Company requests a hearing before a NASDAQ Listing Qualifications Panel (“Panel”). The NASDAQ letter follows prior correspondence from the Staff regarding the Company’s market value of listed securities, which was disclosed in the Company’s press release dated January 31, 2008.

The Company plans to timely request a hearing before the Panel and it is expected that the hearing will be scheduled to be held within the next 45 days. The Company’s securities will remain listed pending the issuance of the Panel’s decision following the hearing. In the event the Panel determines not to grant the Company’s request for continued listing on The NASDAQ Global Market, the Company would request that its securities be transferred to The NASDAQ Capital Market. The market value of the Company’s listed securities is currently in excess of the $35 million requirement for continued listing on The NASDAQ Capital Market.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SYNTROLEUM CORPORATION

Dated: March 3, 2008

By:/s/ Karen L. Gallagher
Karen L. Gallagher
Senior Vice President,
Principal Financial Officer